Exhibit 99.1

RPM Reports Results for

Fiscal 2019 Fourth Quarter and Year End

•	Operating improvement plan takes hold in fourth quarter; benefits bottom line and enhances stockholder value

•	Record sales reported, increasing 3% in the fourth quarter and 5% for the fiscal year

•	Fourth-quarter net income increases 56%, diluted EPS up 62% and adjusted diluted EPS up 22%

•	Realignment into 4 reportable segments in fiscal 2020 to provide greater visibility into the business

•	Fiscal 2020 outlook of 2.5% to 4% sales growth, 20% to 24% adjusted EBIT growth and adjusted diluted EPS of $3.30 to $3.42

MEDINA, OH – July 22, 2019 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2019 fourth quarter ended May 31, 2019. The company also provided an update on the implementation of its 2020 MAP to Growth operating improvement plan.

Fourth-Quarter Consolidated Results

Net sales for the fourth quarter increased 2.8% to $1.60 billion from $1.56 billion a year ago. Net income in the quarter increased 55.7% to $133.4 million from $85.7 million reported in the fourth quarter of fiscal 2018. Diluted earnings per share (EPS) were up 61.9% to $1.02 compared with $0.63 in the year-ago quarter. Income before income taxes (IBT) was $176.9 million, up 50.0% versus $117.9 million reported a year ago. Consolidated earnings before interest and taxes (EBIT) were up 51.5% to $204.6 million compared with $135.0 million a year ago.

The fourth quarters of fiscal 2019 and 2018 included restructuring and other charges of $36.8 million and $62.2 million, respectively. Excluding the charges in both periods, adjusted EBIT increased 22.4% to $241.4 million from $197.3 million a year ago. Additionally, due to changes in the accounting standards for marketable equity securities in the current year, the company has also excluded the impact of all unrealized net gains and losses from marketable equity securities as well as realized net gains and losses on sales of all marketable securities from adjusted EPS for both fiscal 2019 and 2018, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax loss of $1.7 million for the fourth quarter of fiscal 2019 and an after-tax gain of $3.2 million during the same quarter last year. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS increased 21.6% to $1.24 from $1.02 a year ago. Share repurchases during fiscal 2019 and the retirement of RPM’s 2.25% convertible senior notes due in 2020 resulted in $0.05 per diluted share accretion for the quarter.

“We are very pleased with our significant earnings leverage for the quarter, which was bolstered by our 2020 MAP to Growth operating improvement plan, the benefits of which are beginning to be realized. Also contributing to the bottom line were recently implemented price increases and stabilizing raw material cost inflation. These gains were partially offset by continuing increases in costs for distribution and labor,” stated RPM chairman and CEO Frank C. Sullivan.

RPM Reports Fiscal 2019 Fourth-Quarter and Year-End Results

July 22, 2019

“Sales grew organically by 3.5%, while acquisitions contributed 1.9%. This sales growth was offset by unfavorable foreign exchange of 2.6%. Sales in North America, our largest market, were slowed by some of the wettest spring months on record, which caused delays in painting and construction projects. In addition, conditions in Europe, our second largest market, remained soft. Despite these challenges, our operating units were able to drive top-line growth and gain market share,” stated Sullivan.

Fourth-Quarter Segment Sales and Earnings

Industrial segment sales for the fiscal 2019 fourth quarter were relatively flat at $809.0 million from $812.9 million a year ago. Organic sales improved 2.0%, while acquisition growth added 1.0%. Foreign currency translation reduced sales by 3.5%. Industrial segment IBT increased 12.5% to $108.4 million from $96.4 million a year ago. Industrial segment EBIT was up 10.6% to $109.9 million from $99.3 million in the fiscal 2018 fourth quarter. The industrial segment incurred restructuring and related charges of $5.9 million during the fourth quarter of fiscal 2019 and $10.0 million in the same quarter of fiscal 2018. Excluding these charges, industrial segment adjusted EBIT was $115.7 million, up 5.9% from $109.3 million a year ago.

“Leading the industrial segment’s organic sales growth were our businesses providing corrosion control coatings, fiberglass reinforced grating, commercial sealants and concrete admixtures. Top-line growth in the segment, which has our largest international exposure, was more than offset by the headwinds of translational foreign exchange. Sales were also impacted by extremely wet weather during the quarter that slowed construction projects and strategic decisions, made as part of 2020 MAP to Growth, to exit several product offerings with low margins and high working capital requirements. Also, as part of 2020 MAP to Growth, we closed a business in Saudi Arabia and exited several European locations. Despite flat sales, we were able to leverage our 2020 MAP to Growth savings to the bottom line, resulting in an increase in adjusted EBIT of $6.4 million,” stated Sullivan.

Fiscal 2019 fourth-quarter net sales in RPM’s consumer segment increased 6.7% to $585.0 million from $548.4 million reported in the fiscal 2018 fourth quarter. Organic sales were up 7.0%, while acquisition growth added 1.5% and foreign exchange translation reduced sales by 1.8%. Consumer segment IBT was $99.3 million compared with $25.3 million in the prior year. Consumer segment EBIT in the fiscal 2019 fourth quarter was $99.4 million versus $25.5 million in fiscal 2018. The consumer segment incurred restructuring and inventory-related charges of $10.2 million in the fiscal 2019 fourth quarter and $47.3 million in the prior-year period. Excluding these charges, consumer segment adjusted EBIT was $109.6 million, up 50.6% over $72.8 million a year ago.

“Both our Rust-Oleum and DAP businesses experienced strong sales growth in North America, despite the wet weather, as a result of market share gains and price increases, while sales in Europe were soft. During the quarter, our Rust-Oleum business secured significant customer wins by regaining business in the home center channel and a major market share win within the hardware channel as part of a small project paint line review,” stated Sullivan. “The initial focus of our 2020 MAP to Growth, which was initiated about a year ago, was directed toward our consumer segment and resulted in the elimination of 221 positions and closure of four manufacturing facilities to date. The consumer segment is now starting to experience the benefits of those difficult early actions taken under our operating improvement plan. Additionally, recent price increases have finally begun to ease the negative impact of significant raw material cost escalation over the last 24 months. These factors helped to drive an increase in consumer segment adjusted EBIT of $36.8 million,” stated Sullivan.

RPM Reports Fiscal 2019 Fourth-Quarter and Year-End Results

July 22, 2019

Fourth-quarter sales in the company’s specialty segment increased 5.3% to $207.4 million from $196.9 million in the fiscal 2018 fourth quarter. Organic sales were relatively flat. Acquisitions contributed 6.7% to sales, which was offset by a decrease in sales of 1.2% due to foreign currency translation. Specialty segment IBT was $26.5 million, down from $32.9 million last year. Specialty segment EBIT was $26.4 million versus $32.3 million in the prior period. The specialty segment reported restructuring and other charges, including costs related to enterprise resource planning (ERP) consolidation and executive compensation, of $5.9 million in the fourth quarter of fiscal 2019 and a $1.4 million charge in fiscal 2018 for restructuring and ERP consolidation. Excluding these charges, specialty segment adjusted EBIT was $32.3 million versus $33.7 million in the prior year.

“Specialty segment sales were driven by the acquisition of insulated concrete forms manufacturer Nudura, as well as strong performances by our diesel additives and edible coatings businesses. Specialty segment adjusted EBIT declined $1.4 million primarily due to an intangible write-off triggered by a change in international business regulations and additional start-up investments for our NewBrick exterior cladding product, which were partially offset by operating improvements and cost control measures,” stated Sullivan.

2020 MAP to Growth Plan on Track

“Looking back on the first wave of our 2020 MAP to Growth program, which began about a year ago, we have moved with great urgency and are currently on track to meet the cost saving targets we communicated at our investor day on November 28, 2018. We have closed 12 plants, eliminated more than 500 positions and closed more than 20 warehouses and other non-plant locations since the plan was launched. We are instilling a culture of continuous improvement across all facets of the business, including manufacturing and procurement, and gaining efficiencies in accounting, finance and IT,” stated Sullivan.

“In addition, we are ahead of schedule with the goal we laid out in November to repurchase $1.0 billion of stock by May 31, 2021. As of today, with two years remaining to achieve that target, we are nearly halfway there via stock repurchases and the redemption of our convertible bond,” stated Sullivan.

Full-Year Consolidated Results

Fiscal 2019 consolidated full-year net sales increased 4.6% to $5.56 billion from $5.32 billion in fiscal 2018. Net income was $266.6 million versus $337.8 million reported in fiscal 2018. Diluted earnings per share for fiscal 2019 were $2.01 versus $2.50 a year ago. IBT was $339.8 million versus $417.0 million in fiscal 2018. Consolidated EBIT was $441.5 million as compared to $501.2 million last year. Fiscal 2019 included charges of $126.0 million primarily for restructuring and related expenses, including plant and business closures, severance, professional fees and ERP consolidation. Fiscal 2018 included restructuring and other charges, including inventory SKU rationalization, of $62.2 million. Excluding these items, adjusted EBIT increased 0.7% for fiscal 2019 to $567.5 million from $563.4 million a year ago. As noted above, the company excluded the impact of all unrealized net gains and losses from marketable equity securities as well as realized net gains and losses on sales of all marketable

RPM Reports Fiscal 2019 Fourth-Quarter and Year-End Results

July 22, 2019

securities from adjusted EPS for both fiscal 2019 and 2018. These investments resulted in a net after-tax loss of $7.7 million in fiscal 2019 and a gain of $10.0 million in fiscal 2018. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS increased 3.4% to $2.71 versus $2.62 last fiscal year.

Full-Year Segment Sales and Earnings

Fiscal 2019 full-year sales for RPM’s industrial segment improved 2.7% to $2.89 billion from $2.81 billion in fiscal 2018. Organic sales increased 4.1%, with acquisition growth contributing 1.4%. Foreign currency translation reduced sales by 2.8%. The industrial segment’s IBT was $243.2 million from $270.8 million in fiscal 2018. Industrial segment EBIT was $252.0 million versus $281.3 million in fiscal 2018. The industrial segment reported restructuring and other charges of $47.9 million in fiscal 2019 and $10.0 million in fiscal 2018. Excluding these charges, industrial segment adjusted EBIT increased 3.0% to $300.0 million from $291.3 million a year ago.

Consumer segment sales for fiscal 2019 increased 7.6% to $1.89 billion from $1.75 billion in fiscal 2018. Organic sales growth was 7.0% and acquisitions contributed 2.1%. Foreign exchange decreased sales by 1.5%. Consumer segment IBT increased 25.1% to $215.0 million from $171.9 million in fiscal 2018. Consumer segment EBIT increased 24.9% in fiscal 2019, to $215.5 million from $172.6 million a year ago. The segment reported restructuring and related charges of $16.5 million in fiscal 2019 and restructuring and SKU rationalization charges of $47.3 million in fiscal 2018. Excluding these charges, consumer segment adjusted EBIT increased 5.5% to $232.0 million from $219.8 million a year ago.

Fiscal 2019 specialty segment sales increased 4.6% to $787.0 million from $752.5 million in fiscal 2018. Organic sales improved 1.2% and acquisitions added 4.2%. Foreign currency translation reduced sales by 0.8%. Specialty segment IBT was $101.4 million from $123.3 million a year ago. Specialty segment EBIT was $101.1 million from $122.4 million in fiscal 2018. The specialty segment reported restructuring and other charges, including plant closures and ERP consolidation, of $14.7 million in fiscal 2019 and $1.4 million in fiscal 2018. Excluding these charges, specialty segment adjusted EBIT was $115.8 million in fiscal 2019 as compared to $123.8 million in the prior fiscal year.

Cash Flow and Financial Position

For the 2019 fiscal year, cash from operations was $292.9 million compared to $390.4 million in fiscal 2018. The current-year reduction in cash from operations resulted from certain 2020 MAP to Growth initiatives, including the enhancement of margin in the company’s consumer segment by discontinuing the practice of discounting early cash payments. This had the effect of delaying approximately $100 million in receipts from the 2019 fiscal fourth quarter to the first fiscal quarter of 2020. Additionally, as the company has centralized its procurement function and enters into new supply contracts, in some cases payment terms have been shortened to achieve more favorable terms. These outcomes were expected and are in line with the company’s longer-term approach to improving margins and effectively managing working capital. Capital expenditures during fiscal 2019 of $136.8 million compare to $114.6 million in fiscal 2018. Total debt at the end of fiscal 2019 was $2.53 billion compared to $2.17 billion a year ago. RPM’s net (of cash) debt-to-total capitalization ratio was 62.1% compared to 54.2% at May 31, 2018. RPM’s total liquidity at May 31, 2019, including cash and long-term committed available credit, was $1.28 billion.

RPM Reports Fiscal 2019 Fourth-Quarter and Year-End Results

July 22, 2019

Realigning to Four Reportable Operating Segments

“As we move into fiscal 2020, we will begin reporting in four segments instead of our three previous segments. Under this new structure, our business segments and their leadership will be better aligned to RPM’s overall strategy. This improved alignment is critical to our growth and success as it better positions our businesses to compete and win in the markets they serve. In addition, it provides our investors with greater visibility into the business and better comparability among our peers,” stated Sullivan.

“The four operating segments are the Consumer Group, Specialty Products Group, Construction Products Group and Performance Coatings Group. The Consumer Group still houses our highly regarded Rust-Oleum and DAP businesses. The only minor change is that we have shifted our Kirker nail enamel business from the Consumer Group to our Specialty Products Group, which is a better fit for this niche business. The Specialty Products Group gains Kirker, but loses our exterior cladding business, Dryvit, and recently acquired insulated concrete forms manufacturer, Nudura, to the new Construction Products Group. The Construction Products Group is new and brings together our Tremco, tremco illbruck, Euclid Chemical, Viapol, Vandex and Flowcrete businesses, while also adding Dryvit and Nudura from Specialty Products. The Performance Coatings Group is unchanged with its core businesses including Stonhard, Carboline, USL, Fibergrate and others.

“We’re especially excited about the creation of the Construction Products Group, which was formed to create a cohesive portfolio of integrated construction systems that will deliver comprehensive building envelope solutions to our customers. We are also excited about changes at the Performance Coatings Group, which is being realigned from a more geographic matrix type of management into global brands with leadership teams that are responsible for their sales throughout the entire world. We expect that this realignment will result in improved market penetration and earnings leverage as we move forward.

“Had these reportable segments been in place during fiscal 2019, their proforma sales would have been $1.9 billion in the Consumer Group, $0.7 billion in the Specialty Products Group, $1.9 billion in the Construction Products Group and $1.1 billion in the Performance Coatings Group,” stated Sullivan.

Reclassification of Shipping Costs

Also beginning in the first quarter of fiscal 2020, RPM will change its classification of shipping costs paid to third-party shippers, by reclassifying these costs from selling, general and administrative expenses (SG&A) into cost of goods sold. This change will not impact EBIT. It puts RPM in line with how its peers and most other manufacturers classify shipping costs and will provide investors with a better point of comparison. Had this change been in effect in fiscal 2019, RPM’s cost of goods sold would have increased by $173.6 million to $3.48 billion, while its SG&A expenses would have decreased by the same amount to $1.60 billion. The result would have been a reduction of RPM’s gross profit margins by 310 basis points to 37.5% and an improvement in SG&A as a percent of sales by 310 basis points to 28.7%, which is more comparable to RPM’s peers.

RPM Reports Fiscal 2019 Fourth-Quarter and Year-End Results

July 22, 2019

Business Outlook

“On a consolidated basis, we expect to generate revenue growth in the low- to mid-single-digit range during fiscal 2020. While sales growth is anticipated to be relatively modest, largely due to global macroeconomic factors, we view this growth rate to be above market. We expect this sales growth will drive strong leverage to the bottom line as our operating improvement initiatives continue to take hold and we benefit from fiscal 2019 price increases. Further, we expect raw material cost inflation that has been persistent in recent years to begin to moderate,” stated Sullivan.

“Consumer Group sales are anticipated to increase in the mid-single-digit range as a result of modest organic volume growth, the rollover impact of acquisitions and fiscal 2019 price increases, along with market share gains.

“Specialty Products Group sales are expected to grow in the low-single-digit range due to projected geographic expansion and account penetration in our wood finishes businesses, which will be offset by flat growth in both our edible coatings and restoration businesses.

“Sales in the Construction Products Group are anticipated to grow in the mid-single-digit range, with higher growth expected in innovative technologies such as roof coatings, insulated concrete forms as well as differentiated service offerings. Offsetting this growth will be lost revenues as we rationalize lower-margin international businesses and product lines while we refocus and reposition for future growth.

“In the Performance Coatings Group, revenue is expected to increase in the low-single-digit range, driven by continued strength in corrosion control coatings, predominantly in North America, coupled with rollover impacts of price increases enacted in fiscal 2019. This is projected to be offset by general weakness in international markets and the impact of exiting certain businesses.

“We will be providing more detail on sales, EBIT and adjusted EBIT for our new segments as fiscal 2020 unfolds, quarter by quarter, starting with our fiscal 2020 first-quarter results, which will be reported on October 2, 2019.

“For the 2020 fiscal year, we will continue to have a significant amount of restructuring activity related to our operating improvement plan. As we did in fiscal 2019, we will continue to adjust EBIT and EPS for restructuring and other related costs in an effort to provide a more transparent view into our operating performance.

“For the first quarter of fiscal 2020, we project sales to be up 1% to 2% with solid leverage to the bottom line for an estimated 20% adjusted EBIT and adjusted diluted EPS growth.

“For the full year, we project modest revenue growth in the range of 2.5% to 4% and with the impact of 2020 MAP to Growth, we expect to leverage these sales to adjusted EBIT growth in the 20% to 24% range. This will result in expected adjusted diluted EPS between $3.30 and $3.42 for fiscal 2020,” stated Sullivan.

RPM Reports Fiscal 2019 Fourth-Quarter and Year-End Results

July 22, 2019

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on July 22, 2019 until 11:59 p.m. EDT on July 29, 2019. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 47724405. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,000 individuals worldwide. Visit www.rpminc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fiscal 2020 adjusted EBIT and adjusted earnings per share guidance, because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

RPM Reports Fiscal 2019 Fourth-Quarter and Year-End Results

July 22, 2019

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2018, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended May 31,		Year Ended May 31,
	2019	2018	2019	2018
	(Unaudited)
Net Sales	$1,601,401	$1,558,156	$5,564,551	$5,321,643
Cost of sales	917,645	939,460	3,302,644	3,140,431

Gross profit	683,756	618,696	2,261,907	2,181,212
Selling, general & administrative expenses	470,926	466,163	1,769,630	1,663,143
Restructuring charges	5,831	17,514	42,310	17,514
Other intangible asset impairments	2,201		4,190
Interest expense	28,334	23,919	102,392	104,547
Investment (income), net	(604)	(6,779)	(730)	(20,442)
Other expense (income), net	218	(6)	4,270	(598)

Income before income taxes	176,850	117,885	339,845	417,048
Provision for income taxes	43,018	31,977	72,158	77,791

Net income	133,832	85,908	267,687	339,257
Less: Net income attributable to noncontrolling interests	452	244	1,129	1,487

Net income attributable to RPM International Inc.	$133,380	$85,664	$266,558	$337,770

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.03	$0.65	$2.03	$2.55

Diluted	$1.02	$0.63	$2.01	$2.50

Average shares of common stock outstanding - basic	129,167	131,186	130,552	131,179

Average shares of common stock outstanding - diluted	131,175	137,158	134,333	137,171

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended May 31,		Year Ended May 31,
	2019	2018	2019	2018
Net Sales:
Industrial Segment	$808,992	$812,872	$2,889,822	$2,814,755
Consumer Segment	584,999	548,394	1,887,767	1,754,339
Specialty Segment	207,410	196,890	786,962	752,549

Total	$1,601,401	$1,558,156	$5,564,551	$5,321,643

Income Before Income Taxes:
Industrial Segment
Income Before Income Taxes (a)	$108,416	$96,390	$243,234	$270,792
Interest (Expense), Net (b)	(1,449)	(2,935)	(8,815)	(10,507)

EBIT (c)	109,865	99,325	252,049	281,299
2020 MAP to Growth related initiatives (d)	5,754	5,807	43,019	5,807
Acquisition-related costs (e)			4,217
Loss on South Africa Business (g)			540
Unusual costs triggered by executive departures (h)	127		127
Charge to exit Flowcrete China (i)		4,164		4,164

Adjusted EBIT	$115,746	$109,296	$299,952	$291,270

Consumer Segment
Income Before Income Taxes (a)	$99,255	$25,298	$215,002	$171,874
Interest (Expense), Net (b)	(107)	(220)	(481)	(713)

EBIT (c)	99,362	25,518	215,483	172,587
2020 MAP to Growth related initiatives (d)	10,217	47,254	16,477	47,254

Adjusted EBIT	$109,579	$72,772	$231,960	$219,841

Specialty Segment
Income Before Income Taxes (a)	$26,514	$32,909	$101,441	$123,307
Interest Income, Net (b)	82	592	368	876

EBIT (c)	26,432	32,317	101,073	122,431
2020 MAP to Growth related initiatives (d)	3,798	1,416	11,494	1,416
Acquisition-related costs (e)			1,168
Unusual costs triggered by executive departures (h)	2,079		2,079

Adjusted EBIT	$32,309	$33,733	$115,814	$123,847

Corporate/Other
(Expense) Before Income Taxes (a)	$(57,335)	$(36,712)	$(219,832)	$(148,925)
Interest (Expense), Net (b)	(26,256)	(14,577)	(92,734)	(73,761)

EBIT (c)	(31,079)	(22,135)	(127,098)	(75,164)
2020 MAP to Growth related initiatives (d)	8,225	3,603	35,485	3,603
Convertible debt extinguishment (f)			3,052
Unusual costs triggered by executive departures (h)	6,634		8,314

Adjusted EBIT	$(16,220)	$(18,532)	$(80,247)	$(71,561)

Consolidated
Income Before Income Taxes (a)	$176,850	$117,885	$339,845	$417,048
Interest (Expense)	(28,334)	(23,919)	(102,392)	(104,547)
Investment Income, Net	604	6,779	730	20,442

EBIT (c)	204,580	135,025	441,507	501,153
2020 MAP to Growth related initiatives (d)	27,994	58,080	106,475	58,080
Acquisition-related costs (e)			5,385
Convertible debt extinguishment (f)			3,052
Loss on South Africa Business (g)			540
Unusual costs triggered by executive departures (h)	8,840		10,520
Charge to exit Flowcrete China (i)		4,164		4,164

Adjusted EBIT	$241,414	$197,269	$567,479	$563,397

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges at our Consumer segment during the fourth quarter of fiscal 2019 resulting from business process changes related to MAP to Growth resulting in more proactive management of inventory, a true-up of prior year inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Industrial Segment, and accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement and related fees in connection with hosting an investor conference, all of which have been recorded in SG&A. During fiscal 2018: headcount reductions, closures of facilities and related costs and accelerated vesting of equity awards in connection with a key executive, all of which have been recorded in restructuring expense; inventory-related charges recorded in cost of goods sold that reflect product line and SKU rationalization and related obsolete inventory identification at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Industrial Segment; and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(e)

Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to fiscal 2019 acquisitions, and amounts included in SG&A for fair value adjustments to contingent earnout obligations.

(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(g)	Reflects other expense associated with a change in ownership of a business in South Africa, as required by local legislation in order to qualify for doing business in South Africa.
(h)

Reflects unusual compensation costs recorded during fiscal 2019 that resulted from executive departures unrelated to our 2020 MAP to Growth initiative, including equity compensation and severance expense.

(i)	Reflects the charges related to Flowcrete decision to exit China.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended May 31,		Year Ended May 31,
	2019	2018	2019	2018
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.02	$0.63	$2.01	$2.50
2020 MAP to Growth related initiatives (d)	0.16	0.30	0.63	0.30
Acquisition-related costs (e)			0.03
Unusual costs triggered by executive departures (h)	0.05		0.06
Charge to exit Flowcrete China (i)		0.03		0.03
Non-recurring tax adjustment (j)				(0.13)
Investment returns (k)	0.01	(0.03)	0.06	(0.08)
Discrete tax adjustment (l)		0.09	(0.08)

Adjusted Earnings per Diluted Share (m)	$1.24	$1.02	$2.71	$2.62

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges at our Consumer segment during the fourth quarter of fiscal 2019 resulting from business process changes related to MAP to Growth resulting in more proactive management of inventory, a true-up of prior year inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Industrial Segment, and accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement and related fees in connection with hosting an investor conference, all of which have been recorded in SG&A. During fiscal 2018: headcount reductions, closures of facilities and related costs and accelerated vesting of equity awards in connection with a key executive, all of which have been recorded in restructuring expense; inventory-related charges recorded in cost of goods sold that reflect product line and SKU rationalization and related obsolete inventory identification at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Industrial Segment; and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(e)

Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to fiscal 2019 acquisitions, and amounts included in SG&A for fair value adjustments to contingent earnout obligations.

(h)

Reflects unusual compensation costs recorded during fiscal 2019 that resulted from executive departures unrelated to our 2020 MAP to Growth initiative, including equity compensation and severance expense.

(i)	Reflects the charges related to Flowcrete decision to exit China.
(j)	Represents a fiscal 2018 favorable discrete tax adjustment related to a foreign legal entity realignment and corresponding tax planning strategy.
(k)

Investment returns include realized net gains and losses on sales of investments during fiscal 2019 and 2018, and unrealized net gains and losses on equity securities pursuant to new accounting rules beginning in fiscal 2019, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the company’s core business operations.

(l)	Discrete tax adjustments due to U.S. income tax reform.
(m)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	May 31, 2019	May 31, 2018
Assets
Current Assets
Cash and cash equivalents	$223,168	$244,422
Trade accounts receivable	1,287,098	1,160,162
Allowance for doubtful accounts	(54,748)	(46,344)

Net trade accounts receivable	1,232,350	1,113,818
Inventories	841,873	834,461
Prepaid expenses and other current assets	220,701	278,230

Total current assets	2,518,092	2,470,931

Property, Plant and Equipment, at Cost	1,662,859	1,575,875
Allowance for depreciation	(843,648)	(795,569)

Property, plant and equipment, net	819,211	780,306

Other Assets
Goodwill	1,245,762	1,192,174
Other intangible assets, net of amortization	601,082	584,272
Deferred income taxes, non-current	34,908	21,897
Other	222,300	222,242

Total other assets	2,104,052	2,020,585

Total Assets	$5,441,355	$5,271,822

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$556,696	$592,281
Current portion of long-term debt	552,446	3,501
Accrued compensation and benefits	193,345	177,106
Accrued losses	19,899	22,132
Other accrued liabilities	217,019	211,706

Total current liabilities	1,539,405	1,006,726

Long-Term Liabilities
Long-term debt, less current maturities	1,973,462	2,170,643
Other long-term liabilities	405,040	356,892
Deferred income taxes	114,843	104,023

Total long-term liabilities	2,493,345	2,631,558

Total liabilities	4,032,750	3,638,284

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 130,995; 133,647)	1,310	1,336
Paid-in capital	994,508	982,067
Treasury stock, at cost	(437,290)	(236,318)
Accumulated other comprehensive (loss)	(577,628)	(459,048)
Retained earnings	1,425,052	1,342,736

Total RPM International Inc. stockholders’ equity	1,405,952	1,630,773
Noncontrolling interest	2,653	2,765

Total equity	1,408,605	1,633,538

Total Liabilities and Stockholders’ Equity	$5,441,355	$5,271,822

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended May 31,
	2019	2018
Cash Flows From Operating Activities:
Net income	$267,687	$339,257
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	94,043	81,976
Amortization	47,699	46,523
Restructuring charges, net of payments	8,072	17,514
Other intangible asset impairments	4,190
Fair value adjustments to contingent earnout obligations, net	1,918	3,400
Deferred income taxes	5,434	(10,690)
Stock-based compensation expense	31,154	25,440
Other non-cash interest expense	1,552	6,187
Realized/unrealized loss (gain) on sales of marketable securities	7,613	(10,076)
Loss on extinguishment of debt	3,051
Other	(3,288)	(1,141)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(131,204)	(106,179)
(Increase) in inventory	(16,829)	(34,102)
(Increase) decrease in prepaid expenses and other current and long-term assets	(14,826)	3,348
(Decrease) increase in accounts payable	(29,628)	51,641
Increase (decrease) in accrued compensation and benefits	19,241	(5,010)
(Decrease) in accrued losses	(1,803)	(10,387)
(Decrease) in other accrued liabilities	(5,232)	(6,612)
Other	4,097	(706)

Cash Provided By Operating Activities	292,941	390,383

Cash Flows From Investing Activities:
Capital expenditures	(136,757)	(114,619)
Acquisition of businesses, net of cash acquired	(168,205)	(112,442)
Purchase of marketable securities	(19,787)	(181,953)
Proceeds from sales of marketable securities	69,743	138,803
Other	6,760	9,018

Cash (Used For) Investing Activities	(248,246)	(261,193)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	628,083	351,082
Reductions of long-term and short-term debt	(273,109)	(276,406)
Cash dividends	(181,409)	(167,476)
Repurchases of common stock	(200,222)
Shares of common stock returned for taxes	(21,758)	(17,152)
Payments of acquisition-related contingent consideration	(4,066)	(3,945)
Payments for 524(g) trust		(123,567)
Other	(1,361)	(1,912)

Cash (Used For) Financing Activities	(53,842)	(239,376)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12,107)	4,111

Net Change in Cash and Cash Equivalents	(21,254)	(106,075)
Cash and Cash Equivalents at Beginning of Period	244,422	350,497

Cash and Cash Equivalents at End of Period	$223,168	$244,422